Exhibit 99.1

Unilife Accelerates Investment to Meet Increasing

Demand from New and Existing Customers

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Revenue for fiscal year 2014 anticipated to be at the high end of the $12 million to $15 million guidance range

Unifill commercial sales to commence this fiscal quarter and accelerate through FY2015 and FY2016

First commercial Unifill Finesse manufacturing line operational with additional lines on order and in progress

York, PA (July 30, 2014) Unilife Corporation (“Unilife” or “Company”) (NASDAQ:UNIS; ASX: UNS), a developer and supplier of injectable drug delivery systems, today announced an acceleration of investments in manufacturing capacity, R&D, and facilities in response to increasing demand from pharmaceutical and biotechnology companies for its products and services. During the fourth quarter of fiscal year 2014, the Company invested approximately $16 million in capital expenditures and R&D above normal quarterly investments.

Mr. Alan Shortall Chairman and CEO of Unilife said, “We are scaling-up our operational capacity to support increasing demand from existing and new pharmaceutical customers. Some of this expansion is occurring ahead of schedule as customers seek to accelerate their commercial launch timelines under existing contracts, and we commence a multitude of new programs for the customization and supply of products from across our broad portfolio. This resulted in a surge of capital expenditure and R&D during the fourth quarter of fiscal year 2014. We have elected to capitalize on these opportunities by making this one-time increase in expenditure during the fourth quarter of fiscal year 2014.

“We begin fiscal year 2015 with 12 active programs from 11 customers, with additional contracts in the final stages of formalization. Cash receipts and revenue are expected to increase during fiscal year 2015 via a diversified and expanding base of customers and programs. We expect that ongoing investments in capital equipment and R&D during fiscal year 2015 will be funded by customer payments under existing and upcoming programs, our long-term debt financing agreement with OrbiMed and current cash on hand. In addition, we have access to $12.8 million under the ATM (“At the Market”) facility with Cantor Fitzgerald. As we take receipt of additional manufacturing lines where we have made large upfront payments, we may also secure capital equipment financing, where appropriate, to support the continued scale-up of our production capabilities,” Mr. Shortall continued.

Unilife remains on schedule to commence the commercial sale of three separate Unifill product lines to multiple customers between now and the middle of fiscal year 2015. Commercial sales of Unifill® syringes are scheduled to commence during the current first fiscal quarter of 2015 utilizing an existing commercial manufacturing line. Commercial sales of the Unifill Finesse® and the Unifill Nexus are scheduled to commence during the middle of the fiscal year on additional manufacturing lines that are either in the process of being configured, or are now operational and in the process of being qualified.

Unifill products sold in fiscal year 2015 are expected to be used by customers for a range of purposes including compatibility studies and filling and packaging validation prior to the expected commercial launch of target injectable therapies. In addition to generating revenue via the commercial sale of Unifill products, Unilife expects to receive upfront and milestone-based payments from various customers during fiscal year 2015.

Unilife also invested in an expansion of its manufacturing capacity for wearable injectors during the fourth quarter of fiscal 2014 in response to accelerating customer demand for programs that are either underway or about to commence. This investment by Unilife in its platform of wearable injectors has enabled the Company to provide customers with a broader range of product configurations utilizing a manufacturing line with key automated processes earlier than originally anticipated to support drug stability studies, feasibility programs, filling line validation, human clinical trials and human factors studies. Unilife also invested in the expansion of its manufacturing capabilities for additional product platforms across its broad portfolio of injectable drug delivery systems.

Unilife has completed a reconfiguration of its existing cleanrooms at its production facility in York, PA to accommodate new manufacturing lines for its Unifill products and wearable injectors that will support scheduled customer demand during fiscal year 2015. Unilife is also continuing the process of building new cleanrooms that will double the size of its cleanroom space at this facility to support the continued scale-up in production for existing and upcoming customer programs. This extra cleanroom space is expected to come on line in stages to support the planned arrival of additional manufacturing lines and equipment.

The Company has also increased its cross-functional R&D teams of engineers and other staff that are dedicated to servicing existing and prospective customers, with more than 200 staff now employed across the business. Part of the increase in R&D expenditure during fiscal year 2014 related to the supply of products and components to current and prospective pharmaceutical companies to support evaluation processes and user studies that are typically undertaken prior to the anticipated signing of contracts.

A video of the Unifill Finesse manufacturing line in operation and in the process of being qualified at Unilife’s facility in York, PA can be viewed on the homepage of the Unilife website at www.unilife.com.

Fiscal Year 2014 Outlook

Mr. Shortall continued: “We are pleased with the trajectory of our business so far. We have invested in R&D during the last three years to build a critical mass in product range, industry expertise and operational capabilities. That investment is now generating revenue at an attractive growth rate. We are pleased to refine our full year revenue guidance for fiscal year 2014 to the high end of the $12 million to $15 million range that we had guided previously.

“We anticipate full year fiscal 2015 revenue to show strong growth over fiscal year 2014. We expect to moderate our investment in R&D during fiscal year 2015 while keeping SG&A largely flat. The increasing revenue and decrease in R&D investment is expected to allow us to continue narrowing our operating income loss and operating cash flow loss during fiscal year 2015. As the mix of the revenue expands beyond fees and shifts toward commercial sales, we expect to naturally increase our investment in capital expenditure. Beyond our current plans, we do not anticipate any additional increase in capital expenditure during fiscal year 2015,” Mr. Shortall concluded.

About Unilife

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s broad portfolio includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, wearable injectors, intraocular delivery systems and novel devices. Each of these innovative, differentiated technology platforms can be customized to address specific customer, drug and patient requirements. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, Pennsylvania. For more information, please visit www.unilife.com or download the Unilife IRapp on your iPhone, iPad or Android device.

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

General: UNIS-G

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